Exhibit 99.1

FOR IMMEDIATE RELEASE July 21, 2011

Contact Information Below

CORELOGIC NAMES PAUL FOLINO TO ITS BOARD OF DIRECTORS

SANTA ANA, Calif., July 21, 2011––CoreLogic (NYSE: CLGX), a leading provider of information, analytics and business services, today announced the appointment of Paul Folino to its Board of Directors. With Folino’s appointment, the CoreLogic board now has seven members.

Paul Folino, 66, is currently executive chairman of the board of directors of Emulex, an information technology product manufacturer headquartered in Costa Mesa, Calif., specializing in servers, network and storage devices for data centers. Its customers include information technology leaders such as Apple, Cisco, Dell, IBM, Oracle and many others.

Folino has been with Emulex since 1993, first as chief executive officer (CEO), then adding the title of chairman in 2002. He became executive chairman in 2006.

“We are very pleased to welcome Paul Folino as a member of the board of directors of CoreLogic,” said D. Van Skilling, chairman of the CoreLogic board of directors. “Paul brings significant expertise in the information technology space and as we continue to pursue our growth strategies, we look forward to his counsel and guidance. Paul has been a driving force at Emulex for 18 years and is an acknowledged business leader in information technology,” Skilling added.

Among many honors, Folino was named Orange Country’s Entrepreneur of the Year in 1999. He is an active philanthropist, serving on the boards of the Orange County Performing Arts Center, South Coast Repertory and Chapman University.

Folino, a native of Seattle, earned his Bachelor’s degree at Central Washington University and an MBA at Seattle University.

He also serves on the board of Microsemi Corp.

About CoreLogic

CoreLogic (NYSE: CLGX) is a leading provider of consumer, financial and property information, analytics and services to business and government. The company combines public, contributory and proprietary data to develop predictive decision analytics and provide business services that bring dynamic insight and transparency to the markets it serves. CoreLogic has built the largest and most comprehensive U.S. real estate, mortgage application, fraud, and loan performance databases and is a recognized leading provider of mortgage and automotive credit reporting, property tax, valuation, flood determination, and geospatial analytics and services. More than one million users rely on CoreLogic to assess risk, support underwriting, investment and marketing decisions, prevent fraud, and improve business performance in their daily operations. The company, headquartered in Santa Ana, Calif., has more than 10,000 employees globally with 2010 revenues of $1.6 billion. For more information visit www.corelogic.com.

CoreLogic is a registered trademark of CoreLogic.

# # #

Media Contact:	Investor Contact:
Alyson Austin	Dan Smith
Corporate Communications	Investor Relations
714-250-6180	703-610-5410
newsmedia@corelogic.com	investor@corelogic.com